EXHIBIT 99.1

Press Release: Greif Completes Acquisition of Caraustar Industries
Greif, Inc. (NYSE: GEF, GEF.B) ("Greif") today announced that it has completed its previously announced acquisition of Caraustar Industries, Inc.
"I am pleased that we have completed the acquisition of Caraustar Industries and I welcome our new colleagues to the Greif team," said Pete Watson, Greif's President and Chief Executive Officer. "The addition of Caraustar bolsters our leadership position and enhances our existing portfolio of packaging solutions. We look forward to delivering on the opportunities that the addition of Caraustar provides for our team, our customers and our shareholders."
Greif estimates that it will be able to achieve at least $45 million in cost synergies and performance improvements within the next 36 months through the integration of the former Caraustar operations into Greif's existing business. Greif also anticipates that the acquisition will enhance Greif's existing margins; be immediately accretive to earnings and free cash flow; and strengthen and balance Greif's existing portfolio. Greif believes that integration risk is low given Caraustar's operational adjacency to Greif and the strong cultural fit between the companies.
Caraustar's financial results will be reported within Greif's Paper Packaging and Services segment going forward. Greif's Fiscal 2019 guidance will be updated for the inclusion of Caraustar in conjunction with the release of the company's first quarter fiscal 2019 results.
Greif financed the $1,800.0 million all-cash acquisition from the proceeds of the issuance of $500.0 million of new senior unsecured notes and from refinancing its secured credit facilities and new term loans in the principal amount of $1,675.0 million. As part of the transaction, Greif will redeem its $250.0 million of 7.75 percent senior unsecured notes due August 2019. As a result of the new financing, Greif's overall weighted cash interest rate fell to approximately 4.90 percent.
About Greif
Greif is a global leader in industrial packaging products and services and is pursuing its vision: in industrial packaging, be the best performing customer service company in the world. The company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, flexible products, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. Greif also manages timber properties in the southeastern United States. The company is strategically positioned in over 40 countries to serve global as well as regional customers. Additional information is on the company's website at www.greif.com.

About Caraustar
Caraustar Industries, Inc. is a leader in the manufacturing of high-quality recycled materials and paper products. The company is committed to environmentally sound practices and is dedicated to providing customers with outstanding value through innovative products and services. Caraustar's four business lines include Recycling Services, Mill Group (coated and uncoated paperboard and specialty paperboard products), Industrial Products Group (tubes and cores, construction products, protective packaging, adhesives) and Consumer Packaging (folding cartons, set-up boxes, packaging services). Caraustar serves four principal recycled boxboard product end-use segments: tubes and cores; folding cartons; gypsum facing paper; and specialty paperboard products.

Cautions Concerning Forward-Looking Statements
This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Greif's acquisition of Caraustar Industries, Inc. and other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments. These forward-looking statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project,"

"continue," "likely," and similar expressions, and include statements reflecting future results, trends or guidance, and statements of outlook. All forward-looking statements are based on assumptions, expectations and other information currently available to management. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied. These risks and uncertainties include: the impact of indebtedness incurred by Greif in connection with the transaction and the potential impact on the rating of indebtedness of Greif; the ability to retain Caraustar's businesses and its customers and employees; the ability to successfully integrate the acquired businesses into Greif's operations, and the ability to achieve the expected synergies as well as accretion in margins, earnings or cash flow; competitive pressures in Greif's various lines of business; the risk of non-renewal or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; uncertainties with respect to U.S. tax or trade laws; the effects of any investigation or action by any regulatory authority; and changes in foreign currency rates and the cost of commodities. Greif is subject to additional risks and uncertainties described in its Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of February 11, 2019. Except to the extent required by applicable law, Greif undertakes no obligation to update or revise any forward-looking statement.

For more information, please contact:

Investors: Matt Eichmann, Vice President, Investor Relations & Corporate Communications, 740-549-6067